SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): August 7, 1998
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                              CARDINAL HEALTH, INC.
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               (Exact Name of Registrant as Specified in Charter)



       OHIO                     0-12591                       31-0958666
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  (State Or Other             (Commission                   (IRS Employer
  Jurisdiction Of             File Number)                   Identification No.)
  Incorporation)




               5555 GLENDON COURT, DUBLIN, OHIO                       43016
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              (Address of Principal Executive Offices)           (Zip Code)





Registrant's telephone number, including area code    (614) 717-5000
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ITEM 5.     OTHER EVENTS.

            On August 7, 1998, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), mutually terminated the Agreement and Plan of Merger, dated as of August 23, 1997, by and among Cardinal, Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Cardinal ("Bruin"), and Bergen, as amended by the First Amendment, dated as of March 16, 1998, by and among Cardinal, Bruin and Bergen (collectively, the "Merger Agreement"). The Merger Agreement was terminated following the decision rendered on July 31, 1998 by the United States District Court for the District of Columbia granting the Federal Trade Commission's request to halt the proposed merger transaction between Cardinal and Bergen.

            On August 7, 1998, Cardinal completed the previously announced merger (the "Scherer Merger") of R.P. Scherer Corporation, a Delaware corporation ("Scherer"), and GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("GEL"), resulting in Scherer becoming a wholly owned subsidiary of Cardinal. Pursuant to the Agreement and Plan of Merger, dated as of May 17, 1998, among Cardinal, GEL and Scherer (the "Scherer Merger Agreement"), each outstanding share of Scherer common stock was converted into 0.95 Cardinal common shares in the Scherer Merger. Pursuant to the terms of the Scherer Merger Agreement, approximately 25.2 million Cardinal common shares will be issued in the Scherer Merger in exchange for Scherer common stock and outstanding options to purchase Scherer common stock.





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                                   SIGNATURES





            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CARDINAL HEALTH, INC.



Date: August 10, 1998               By:/s/ David Bearman
                                       David Bearman
                                       Executive Vice President and
                                          Chief Financial Officer